UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PolyMedix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PolyMedix, Inc.
170 N. Radnor Chester Road, Suite 300
Radnor, PA 19087
May 21, 2007
Dear Stockholder:
     You are invited to attend the Annual Meeting of Stockholders of PolyMedix, Inc. on June 4, 2007, which will be held at the Radnor Hotel at 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087 at 9:00 a.m. You will have the opportunity to ask questions and make comments. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy voting card. The proxy statement included with this notice discusses each of our proposals to be considered at the annual meeting. We also have included a copy of our annual report to stockholders for the year ended December 31, 2006 for your review.
     At this year’s meeting, you will be asked to: 1) elect six directors to serve terms of one year each; 2) approve an amendment to our Certificate of Incorporation to increase the number of shares of capital stock available for issuance by the Company from 50,000,000 shares to 100,000,000 shares; 3) approve an amendment to our Certificate of Incorporation to provide the Board of Directors with authority to amend the Company’s Bylaws; 4) approve an amendment to our Certificate of Designations of Series 1 Convertible Preferred Stock to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of our Common Stock; 5) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and 6) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     I hope that you attend the meeting. Whether or not you plan to be with us, please sign, date, and return your voting card promptly in the enclosed envelope.
Sincerely,
Nicholas Landekic
President & Chief Executive Officer

PolyMedix, Inc.
170 N. Radnor Chester Road, Suite 300
Radnor, Pennsylvania 19087
Notice of Annual Meeting of Stockholders
to be held June 4, 2007
To the Stockholders of PolyMedix, Inc.:
     The 2007 Annual Meeting of Stockholders will be held at the Radnor Hotel at 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087 on Monday, June 4, 2007 at 9:00 a.m. During the Annual Meeting, stockholders will be asked to:
1.	Elect six directors to serve for terms of one year each or until the election and qualification of their successors;

2.	Approve an amendment to our Certificate of Incorporation to increase the number of shares of capital stock available for issuance by the Company from 50,000,000 shares to 100,000,000 shares;

3.	Approve an amendment to our Certificate of Incorporation to provide the Board of Directors with authority to amend the Company’s Bylaws;

4.	Approve an amendment to our Certificate of Designations of Series 1 Convertible Preferred Stock to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of our Common Stock;

5.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

6.	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.
     If you are a stockholder as of May 17, 2007, you may vote at the meeting. The date of mailing this Notice of Meeting and Proxy Statement is on or about May 21, 2007.
By order of our Board of Directors
Edward F. Smith
Secretary

Proxy Statement
     This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about May 21, 2007, to owners of shares of Series 1 Convertible Preferred Stock (“Preferred” or “Series 1 Preferred”) and Common Stock (“Common”) of PolyMedix, Inc. (which may be referred to herein as “we,” “us”, the “Corporation” or the “Company”) in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting of Stockholders to be held on June 4, 2007 at 9:00 a.m. at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, PA 19087 (referred to herein as the “Annual Meeting”). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.
Contents

About the Meeting: Questions and Answers	2

Governance of the Company	8

Executive Compensation and Related Information	12

Proposal 1 — Election of Directors	16

Proposal 2 — Amendment of Certificate of Incorporation to Increase Authorized Shares	21

Proposal 3 — Amendment of Certificate of Incorporation to Provide the Board of Directors with Authority to Amend the Company’s Bylaws	23

Proposal 4 — Amendment to our Certificate of Designations of Series 1 Convertible Preferred Stock to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of our Common Stock	25

Report of the Audit Committee	29

Proposal 5 – Ratification of Appointment of Independent Registered Public Accounting Firm	31

Requirements for Advance Notification of Nominations and Stockholder Proposals	34

OTHER MATTERS	34

About the Meeting: Questions and Answers
What am I voting on?
At this year’s meeting, you will be asked to:
1.	Elect six directors to serve for terms of one year each or until the election and qualification of their successors;

2.	Approve an amendment to our Certificate of Incorporation to increase the number of shares of capital stock available for issuance by the Company from 50,000,000 shares to 100,000,000 shares;

3.	Approve an amendment to our Certificate of Incorporation to provide the Board of Directors with authority to amend the Company’s Bylaws;

4.	Approve an amendment to our Certificate of Designations of Series 1 Convertible Preferred Stock to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of our Common Stock;

5.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

6.	Transact any other business properly brought before the Annual Meeting or any adjournments thereof.
Who is entitled to vote at the Annual Meeting, and how many votes do they have?
Preferred and Common stockholders of record at the close of business on May 17, 2007 may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents, each Preferred share has two votes and each Common share has one vote. There were 4,062,356 and 19,441,676 shares of Preferred and Common, respectively, outstanding on April 30, 2007. From May 21, 2007 through June 4, 2007, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Edward F. Smith, our Corporate Secretary, at (484) 598-2332 to arrange a visit to our offices.
How do I vote?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you have the right to vote in person at the Annual Meeting or by proxy. To vote by proxy: mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to PolyMedix, Inc., c/o AST Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.
Alternatively, if you are a stockholder of record you may vote by telephone by calling toll-free at 1-800-PROXIES from any touch-tone telephone and follow the instructions or by internet by accessing www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when voting by either of these two methods.
By utilizing the vote by mail proxy method discussed above, you will be designating Nicholas Landekic, our President and Chief Executive Officer and Edward F. Smith, our Vice President, Chief Financial Officer and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.
Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.
If your shares are held in the name of a bank or broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides.
What is a proxy?
A proxy is a person you appoint to vote on your behalf. By using the method discussed above, you will be appointing Nicholas Landekic, our President and Chief Executive Officer and Edward F. Smith, our Vice President, Chief Financial Officer and Secretary, as your proxies. They may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of common stock may be voted.
How will my proxy vote my shares?
If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1) and “FOR” Proposals 2, 3, 4 and 5. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.
If your shares are held in the name of a bank or broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides. You should instruct your bank, broker or other nominee how to vote your shares. Although rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters, your broker does not have discretionary authority to vote your shares for the election of directors or any of the other proposals described in this Proxy Statement. If your broker does not receive voting instructions from you regarding the election of directors or those proposals, your shares will not be voted in the election of directors or on those proposals.
How do I change my vote?
You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:
•	Notifying our Corporate Secretary, Edward F. Smith, in writing at 170 N. Radnor Chester Rd., Suite 300, Radnor, Pennsylvania, 19087, that you are revoking your proxy;

•	Submitting a proxy at a later date by telephone or via the internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	Attending and voting by ballot at the Annual Meeting.
Who will count the votes?
A representative from American Stock Transfer & Trust Company, our transfer agent, will act as the inspector of election and count the votes.
What constitutes a quorum?
The holders of a majority of the 13,783,195 eligible votes as of the record date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.
What vote is required to approve each proposal?
Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares of Common and Preferred stock present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the six nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy or voting instructions marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
Amendment of our Certificate of Incorporation to Increase the Authorized Number of Shares Available for Issuance. For Proposal 2, the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote will be required for approval. A properly executed proxy or voting instructions marked “ABSTAIN” with respect to the proposal will not be voted for the proposal, although it will be counted for purposes of determining the number of shares of stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.
Amendment to our Certificate of Incorporation to provide the Board of Directors with authority to amend the Company’s Bylaws. For Proposal 3, the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote will be required for approval. A properly executed proxy or voting instructions marked “ABSTAIN” with respect to the proposal will not be voted for the proposal, although it will be counted for purposes of determining the number of shares of stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.
Amendment to our Certificate of Designations of Series 1 Convertible Preferred Stock to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of our Common Stock. For Proposal 4, the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote will be required for approval. A properly executed proxy or voting instructions marked “ABSTAIN” with respect to the proposal will not be voted for the proposal, although it will be counted for purposes of determining the number of shares of stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.
In addition, the Corporation’s Certificate of Incorporation and Delaware law require the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock. On April 27, 2007, we sent to holders of our Series 1 Preferred Stock a consent solicitation seeking their approval of this proposal. As of May 9, 2007, we received the consents of the holders of a majority of the outstanding shares of Series 1 Preferred Stock. Thus, the amendment has been approved by the holders of Series 1 Preferred Stock for purposes of the separate class vote of Series 1 Preferred Stock.
Ratification of the Appointment of Independent Registered Public Accounting Firm. For Proposal 5, the affirmative vote of the holders of a majority of the shares of Common and Preferred stock present in person or represented by proxy and entitled to vote will be required for approval. A properly executed proxy or voting instructions marked “ABSTAIN” with respect to the proposal will not be voted for such matter, although it will be counted for purposes of determining the number of shares of common and preferred stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.
Other Proposals. Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of a majority of the shares of Common and Preferred stock present in person or represented by proxy at the meeting in order to be approved. On any such proposal, abstentions would be counted in the tabulation of the votes cast by stockholders as negative votes.
Why is the Company increasing the number of shares available for issuance and providing for the automatic conversion of the Series 1 Preferred Stock?

The Board believes that it is desirable and essential for the Company to have available additional authorized but unissued shares of Common Stock to provide the Company with shares of Common Stock to be used for general corporate purposes, including future equity and/or debt financings.
To that end, we intend to conduct an equity financing (the “Offering”) in which we hope to raise up to $35 million dollars in cash from the sale of our securities to support the commercialization of our current and future product candidates, fund our research and development efforts and for general working capital needs. In connection with the Offering, on May 9, 2007, we filed an initial registration statement on Form SB-2 with the SEC covering units consisting of our Common Stock and warrants to purchase shares of our Common Stock in a registered direct offering to a limited number of accredited institutional investors.
If stockholders do not approve the amendment to our Certificate of Incorporation, we will not be able to complete the Offering as currently proposed. Without the receipt of the funds from the Offering, or, if we are otherwise unable to raise significant funds on acceptable terms, our financial condition and business will be materially adversely affected and we may need to limit or curtail operations.
Similarly, among other reasons, the Board approved Proposal 4 to authorize the amendment to our Certificate of Designations to provide for the automatic and immediate conversion of the Series 1 Preferred Stock to facilitate the raising of additional capital, which the Company hopes to accomplish with proceeds from the Offering. In addition, the Board has been advised by its financial advisors that the Company’s existing capital structure, specifically the current Series 1 Preferred Stock and the existing “piggyback” registration rights with respect to the Series 1 Preferred Stock, is an impediment to the Company’s ability to raise additional capital; and the Board believes this amendment will help to simplify the Company’s existing capital structure and to more closely align the Company’s capital structure with that of a traditional publicly-traded company.
Stockholders will not realize any dilution in their percentage of ownership of our Company or their voting rights as a result of the amendment to our Certificate of Incorporation to increase the number of shares available for issuance. However, issuances of significant numbers of additional shares of Common Stock in the future, such as pursuant to the Offering or upon conversion of Preferred Stock (i) will dilute stockholders’ percentage ownership of our Company and, (ii) if such shares are issued at prices below what current stockholders paid for their shares, may dilute the value of current stockholders’ shares.
What percentage of our common stock do our directors and officers own?
As of April 30, 2007, our current directors and executive officers beneficially owned approximately 30.9% of our common stock outstanding. See the discussion under the heading “Security Ownership of certain Beneficial Owners and Management” on pages 19-20 for more details.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
We, on behalf of our Board of Directors, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. Further, proxies may also be solicited in person, by telephone, or facsimile. We have also engaged the services of Georgeson Shareholder Communications, Inc. to serve as a proxy solicitor on our behalf. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our common stock.
Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?
Deloitte & Touche LLP served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal year ended December 31, 2006. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.
What are the recommendations of our board of directors?

     The recommendations of our Board of Directors are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:
•	FOR election of the nominated directors (see Proposal 1);

•	FOR approval of the amendment to our Certificate of Incorporation (see Proposal 2);

•	FOR approval of the amendment to our Certificate of Incorporation to provide the Board of Directors with authority to amend the Company’s Bylaws (see Proposal 3);

•	FOR approval of the amendment to our Certificate of Designations of Series 1 Convertible Preferred Stock to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of our Common Stock (see Proposal 4); and

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 (see Proposal 5).
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.
Will the directors be in attendance at the meeting?
We currently expect all of our directors currently in office to be in attendance at the Annual Meeting. It has been customary for our directors to attend our annual meetings of stockholders. All of the then-current directors attended the 2006 Annual Meeting of Stockholders.
How has the corporate structure of PolyMedix changed since its merger with BTHC II Acquisition Corp.?
PolyMedix, Inc. (formerly known as BTHC II Acquisition Corp.) was originally organized in the State of Texas as BTHC II LLC. On September 29, 2004, BTHC II LLC and its sister companies filed an amended petition under Chapter 11 of the United States Bankruptcy Code. On November 22, 2004, the court approved BTHC II LLC’s Amended Plan of Reorganization. On March 24, 2005, and in accordance with its Amended Plan of Reorganization, BTHC II LLC changed its state of organization from Texas to Delaware by merging with and into BTHC II Acquisition Corp., a Delaware corporation formed solely for the purpose of effecting the reincorporation.
PolyMedix Pharmaceuticals, Inc. (formerly known as PolyMedix, Inc.) was incorporated on August 8, 2002 in the State of Delaware as PolyMedix, Inc. to serve as a biotechnology company focused on treating infectious diseases. On October 6, 2005, the former BTHC II Acquisition Corp. entered into an Agreement and Plan of Merger and Reorganization with the former PolyMedix, Inc., pursuant to which the stockholders of the former PolyMedix, Inc. exchanged their equity ownership interests in the former PolyMedix, Inc. for an aggregate 94% equity ownership interest in the former BTHC II Acquisition Corp. Pursuant to the Agreement and Plan of Merger and Reorganization, the former PolyMedix, Inc. merged with a wholly-owned subsidiary of the former BTHC II Acquisition Corp. and, as such, became a wholly-owned subsidiary of the former BTHC II Acquisition Corp.
At the time of the merger, the former BTHC II Acquisition Corp. had no operations and no assets or liabilities. Because the stockholders of the former PolyMedix, Inc. exchanged their equity ownership interests in the former PolyMedix, Inc. for an aggregate 94% equity ownership interest in the former BTHC II Acquisition Corp., the former PolyMedix, Inc. was, for accounting purposes, the surviving entity of the merger. Accordingly, all financial information included in this proxy statement for the periods prior to the merger is for the former PolyMedix, Inc.
On February 24, 2006, the former BTHC II Acquisition Corp. changed its corporate name to PolyMedix, Inc., and the former PolyMedix, Inc. changed its corporate name to PolyMedix Pharmaceuticals, Inc.
Unless otherwise stated herein, the disclosures in this Proxy Statement relate to PolyMedix, Inc. and its predecessors.

How may I obtain additional copies of this Proxy Statement?
You may request a copy of this Proxy Statement, by writing to our Corporate Secretary at 170 N. Radnor Chester Rd., Suite 300, Radnor, Pennsylvania 19087 or via e-mail at esmith@polymedix.com.

Governance of the Company
     Our business, property and affairs are managed by, or under the direction of, our Board of Directors (the “Board”), in accordance with the General Corporation Law of the State of Delaware and our By-Laws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its Committees.
     During 2006, the Board held 14 meetings and all of the Board members attended at least 85% of such meetings of the Board.
     Stockholder Communications
     Stockholders may communicate with the members of the board of directors, either individually or collectively, by writing to the Board at 170 N. Radnor Chester Rd., Suite 300, Radnor, PA 19087. These communications will be reviewed by the office of the Corporate Secretary as agent for the non-employee directors in facilitating direct communication to the Board. The Corporate Secretary’s office will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under our Whistleblower Policy. Further the Corporate Secretary’s office will disregard communications that are bulk mail, solicitations to purchase products or services, not directly related either to our Company or to the non-employee directors’ roles as members of the Board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.
     General Communications. The Corporate Secretary’s office will summarize all stockholder communications directly relating to our Company’s business operations, the Board, our officers, our activities or other matters and opportunities closely related to our Company. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Corporate Governance Committee on a biweekly basis.
     Stockholder Proposals and Nominations. Stockholder proposals are reviewed by the Corporate Secretary’s office for compliance with the requirements for such proposals set forth in our Bylaws and in Rule 14a of the Securities Exchange Act of 1934 and as described in this Proxy Statement. Stockholder proposals that meet these requirements will be summarized by the Corporate Secretary’s office. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Corporate Governance Committee.
     Stockholder nominations for directors are reviewed by the Corporate Secretary’s office for compliance with the requirements for such nominations that are set forth in our Bylaws and as described in this Proxy Statement. Stockholder nominations that meet these requirements are summarized by the Corporate Secretary’s office. Summaries and copies of the nominations are circulated to the Chairman of the Corporate Governance Committee.
     Retention of Stockholder Communications. Any stockholder communications which are not circulated to the Chairman of the Corporate Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Corporate Secretary’s office for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the non-employee directors to whom they were addressed should any of the non-employee directors elect to do so.
     Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Corporate Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

     We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for the Company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the Securities and Exchange Commission (“SEC”) and any applicable securities exchange.
Independence of Directors
     In December 2005, the Board adopted a set of Nominating and Corporate Governance Principles and Policies (the “Principles and Policies”), addressing, among other things, standards for evaluating the independence of our directors. These Principles and Policies comply with the applicable rules of the American Stock Exchange (“AMEX”), the securities exchange to which we have applied for listing of our shares of Common Stock in the future. Pursuant to these Principles and Policies, the Board undertook its annual review of director independence in December 2006. After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors then serving on the Board and thus, nominated for election at the Annual Meeting, are independent of the Company under the standards set forth in the Principles and Policies and applicable AMEX rules, with the exception of Nicholas Landekic, who is employed by the Company.
Committees of our Board of Directors
     The Board has three committees: the Audit Committee (which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Compensation Committee, and the Governance Committee. Shaun O’Malley (Chairman), William Kelley and Frank Slattery are the current members of the Audit Committee. Frank DeLape (Chairman), William Kelley, and Michael Lewis are the current members of the Compensation Committee. William Kelley (Chairman), Shaun O’Malley and Frank Slattery are the current members of the Governance Committee. Charters have been adopted for all committees. On January 17, 2007, Mr. I. Wistar Morris III resigned from the Board and, accordingly, the Audit Committee and Governance Committee.
  Audit Committee
     The Audit Committee consists of three non-employee directors, all of whom are “independent” as defined in the Principles and Policies and under the rules of the SEC and AMEX. In addition, the Board has determined that Shaun O’Malley, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined in the rules of the SEC and AMEX. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.polymedix.com (under “Investors/Governance”). The Audit Committee met five times during 2006 and all of the members of the Audit Committee attended at least 80% of such meetings of the Audit Committee. The role of the Audit Committee is to:
➢	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

➢	oversee management’s maintenance of internal controls and procedures for financial reporting;

➢	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

➢	oversee the independent auditor’s qualifications and independence;

➢	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

➢	prepare the report required by the rules of the SEC to be included in our proxy statement; and

➢	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law or rule or regulation of the American Stock Exchange and the Sarbanes-Oxley Act of 2002.
     The Report of the Audit Committee is set forth on pages 29 and 30 of this Proxy Statement and a copy of the charter of the Audit Committee is attached as Appendix A to the Proxy Statement for the 2006 Annual Meeting and is also available on our website at www.polymedix.com (under “Investors”).
  Compensation Committee
     The Compensation Committee consists of three non-employee directors, all of whom are “independent” as defined in the Principles and Policies and AMEX rules. The Compensation Committee met three times during 2006 and one member missed one such meeting of the Compensation Committee. The role of the Compensation Committee is to:
➢	develop and recommend to the independent directors of the Board the annual compensation (base salary, bonus, stock options and other benefits) for our President/Chief Executive Officer;

➢	review, approve and recommend to the independent directors of the Board the annual compensation (base salary, bonus and other benefits) for all of our senior executives (Vice Presidents and above);

➢	review, approve and recommend to the Board the aggregate number of stock options to be granted to employees below the level of Vice President;

➢	ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders; and

➢	prepare certain portions of our annual proxy statement, including an annual report on executive compensation.
     A copy of the charter of the Compensation Committee is available on our website at www.polymedix.com (under “Investors”).
     The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the search firm’s fees and other retention terms. During 2006, the Compensation Committee engaged RMA Associates to provide salary, bonus, equity and other compensation data for executives for similarly sized companies in our industry. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.
  Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee (the “Governance Committee”) consists of three independent directors, as that term is defined in the Principles and Policies and AMEX rules. The Governance Committee met four times during 2006 and all of the members of the Governance Committee attended each meeting. The role of the Governance Committee is to:
➢	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

➢	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;

➢	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to our Company, our management, and operations;

➢	to review on an annual basis and recommend to the Board one member of the Board to serve as Chair;

➢	annually recommend to the Board persons to be nominated for election as directors;

➢	recommend to the Board the members of all standing Committees;

➢	adopt or develop for Board consideration corporate governance principles and policies; and

➢	provide oversight to the strategic planning process conducted annually by Company management.
     A copy of the charter of the Governance Committee is available on our website at www.polymedix.com (under “Investors”).
     Generally, the Board seeks diverse members who possess the background, skills and expertise to make a significant contribution to the Board, our Company and our stockholders. The Governance Committee looks for relevant experience, such as high-level leadership experience in business or administrative activities, breadth of knowledge about issues affecting our Company, and the ability and willingness to contribute special competencies to Board activities. The Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.
     The Governance Committee’s process for identifying and evaluating nominees is as follows. First, to establish a context for its nominations, the Governance Committee reviews the size, composition, organization and operational structure of the Board, and identifies missing skills and expertise. The Governance Committee then reviews the incumbent directors’ overall service to our Company during their respective terms, including the number of meetings attended, level of participation, quality of performance, and any other relevant factors, including independence as defined by the Principles and Policies and applicable AMEX rules. In part, this review is based on evaluations completed by each director of the Board as a whole as well as the Committees on which each director serves. If the Governance Committee concludes new candidates are appropriate, it will review appropriate biographical information about the proposed candidates consistent with the standards applied to the incumbent directors. In seeking candidates, the Governance Committee seeks suggestions from other Board members and may also engage the services of a professional search firm. The Governance Committee will discuss and consider the potential candidates and choose those candidates to recommend to the Board. The Board will then consider the recommendation of the Governance Committee and evaluate each candidate’s experience and skills in then context of the current make-up of the Board.
     Before recommending director candidates to the Board, the Governance Committee also will consider any director candidates that have been recommended by stockholders. Stockholder recommendations of potential candidates may be sent to the Governance Committee by mail addressed to: Nominating and Corporate Governance Committee, PolyMedix, Inc., 170 N. Radnor Chester Rd., Suite 300, Radnor, PA 19087. Submissions must include sufficient biographical information concerning the recommended individual, including age, ten-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any), for the Governance Committee to consider.
     In addition, our By-Laws provide that (i) in the case of an election of directors at an annual meeting of stockholders, nominations for director may be made by a stockholder entitled to vote who delivers notice along with the additional information and materials required by our By-Laws to our Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided that in the event that the date of the annual meeting in any other year is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs, or (ii) in the case of an election of directors at a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (A) the 90th day prior to such special meeting and (B) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever occurs first. For the Annual Meeting in 2008, we must receive this notice on or after February 4, 2008 and on or before May 4, 2008, unless the date of the 2008 Annual Meeting is changed in which case a stockholder’s notice must be received as described above. You can obtain a copy of the By-Law provision by writing to our Corporate Secretary, 170 N. Radnor Chester Rd., Suite 300, Radnor, PA 19087. In addition, a copy of our By-Laws has been filed with the SEC as an exhibit to our Form 10-SB filed on April 5, 2006.
Compensation Committee Interlocks and Insider Participation
     The current members of the Compensation Committee are Frank DeLape, William Kelley, and Michael Lewis. Except for Mr. DeLape, none of these individuals has ever been an officer or employee of the Company. From August 2005 to November 2005, Mr. DeLape served as the sole officer as well as director of PolyMedix, Inc, formerly BTHC II Acquisition Corp. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.
Code of Conduct
     We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.
     The Code of Ethics includes procedures for reporting violations of the Code of Ethics. In addition, the Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Ethics is intended to comply with the rules of the SEC and AMEX and includes these required procedures. The Code of Ethics is available on our website at www.polymedix.com (under “Investors”). We also filed the Code of Ethics as Exhibit 14 to our Annual Report on Form 10-KSB for the year ended December 31, 2006, which was filed with the SEC on March 19, 2007.
Executive Compensation and Related Information
Executive Officers of our Company
     Nicholas Landekic, 48, has served as President, Chief Executive Officer and Director of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. where he served in the same capacity since inception in August 2002. Mr. Landekic has more than 20 years of pharmaceutical experience. From 2000 to 2002, he was President and Chief Executive Officer of Locus Discovery. From 1995 to 2000, Mr. Landekic was Senior Vice President of Corporate Development & Investor Relations at Guilford Pharmaceuticals. From 1991 to 1995, Mr. Landekic served as Senior Director of Business Development at Cephalon and, from 1998 to 1991, served as Senior Manager for Strategic Marketing at Bristol-Myers Squibb. He also held positions in Finance and Business Development at Johnson & Johnson Corporation (McNeil Pharmaceutical) from 1985 to 1988 and positions in the research laboratories at the Mt. Sinai Medical Center from 1982 to 1983. Mr. Landekic received an M.B.A. from the State University of New York at Albany, an M.S. in Biology from Indiana University and a B.S. in Biology from Marist College.
     Richard W. Scott, Ph.D., 54, has served as Vice President, Research of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since November 2002. Dr. Scott has approximately 20 years of biopharmaceutical industry experience. Most recently, he was Vice President of Biology at Cephalon, where he held positions of increasing responsibility from 1991 to 2001. From 1985 to 1990, Dr. Scott worked at the research laboratories of DuPont. Dr. Scott has authored more than 45 papers and book chapters, and is named on six patents. Dr. Scott holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.S. in Biology from Muhlenberg College.
     R. Eric McAllister, M.D., Ph.D., 65, has served as Vice President, Clinical Development and Chief Medical Officer of PolyMedix, Inc. since November 2006. Dr. McAllister has over 25 years of industry and clinical trials experience, most recently from 2004 to 2006 as Sr. Vice President of Clinical Development at CombinatoRx Inc. Prior to that, from 2002 to 2004, Dr. McAllister was Vice President, Clinical Research with Sicor Pharmaceuticals. Dr. McAllister has held various clinical development positions with TAP Pharmaceuticals, Cholestech Inc., Bristol-Myers Squibb, G.D. Searle, and Syntex Pharmaceuticals. Dr. McAllister also spent seven years as a clinical investigator with MedStudies. He has worked on the development of such major pharmaceutical products as Lupron, Pravachol, Capoten, Kerlone, Cardene, Calan, Avandia, Actos, Teveten, and Atacand. Dr. McAllister received his M.D. from Dalhousie University, and D. Phil. (Ph.D.) degree from Oxford University, and was also a Rhodes Scholar.
     Edward F. Smith, 36, has served as Vice President, Finance and Chief Financial Officer of PolyMedix, Inc. since January 2006. Mr. Smith has over 13 years of combined biopharmaceutical industry and financial management experience. From 2000 to 2005, he was Executive Director of Finance at InKine Pharmaceutical Company, Inc. (acquired by Salix Pharmaceuticals, Ltd. in 2005). From 1993 to 1999, Mr. Smith held various positions of increasing responsibility in public accounting, most recently as a manager in the audit practice at Deloitte & Touche LLP. Mr. Smith is licensed as a Certified Public Accountant in Pennsylvania and holds a B.S. degree in Business Administration from the University of Hartford.
     Dawn Eringis, 43, has served as Vice President, Business Development of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since January 2003. Ms. Eringis has more than 18 years of biopharmaceutical industry experience. From 2000 to 2002, she served as Director of Business Development at Locus Discovery, and held a variety of business development positions at Guilford Pharmaceuticals from 1997 to 2000. Prior to 1997, Ms. Eringis held various chemical engineering and marketing positions with Johnson & Johnson, Proctor and Gamble, Pfizer and Rohm and Haas Company. Ms. Eringis holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.S. in Chemical Engineering from the University of Pennsylvania.
Summary Compensation Table
     The following summary compensation table sets forth information concerning compensation for services rendered in all capacities for the year ended December 31, 2006 awarded to, earned by, or paid to: (i) the individual who served as our principal executive officer (our CEO) during fiscal year 2006 and (ii) our two most highly paid executive officers (as determined based on total compensation) other than our CEO as of December 31, 2006. These individuals are referred to in this Proxy Statement as the Named Executive Officers (or “NEO”).

				Stock	Option
		Salary	Bonus	Awards	Awards
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (3)		Total ($)
Nicholas Landekic President, Chief Executive Officer and Director	2006	350,000	140,000	3,375 (4)	413,107	(6)	906,482

Richard W. Scott, Ph.D. Vice President, Research	2006	250,000	50,000	1,500 (5)	68,712	(7)	370,212

Edward F. Smith Vice President, Finance, Chief Financial Officer and Secretary	2006	200,000	50,000	—	68,896	(8)	318,896

(1)	Represents performance bonus awards earned in 2006, but paid in 2007.

(2)	This column reflects the dollar amount recognized for financial accounting reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) pursuant to our equity compensation plans and, therefore, includes amounts from awards granted in and prior to 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

(3)	This column reflects the dollar amount recognized for financial accounting reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) pursuant to our equity compensation plans and, therefore, includes amounts from awards granted in and prior to 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are described in footnote 5 to our audited financial statements for the year ended December 31, 2006 and our discussion of stock-based compensation in our annual report on Form 10-KSB filed with the Securities and Exchange Commission under “Management’s Discussion and Analysis or Plan of Operation—Critical Accounting Policies and Practices” for the year ended December 31, 2006.

(4)	This amount reflects the compensation expense incurred by us in fiscal year 2006 in connection with a grant of 720,000 shares of restricted common stock to Mr. Landekic on August 8, 2002, pursuant to our 2002 Equity Compensation Plan.

(5)	This amount reflects the compensation expense incurred by us in fiscal year 2006 in connection with a grant of 240,000 shares of restricted common stock to Dr. Scott on November 1, 2002, pursuant to our 2002 Equity Compensation Plan.

(6)	This amount reflects the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Mr. Landekic to purchase 1,000,000 shares of common stock on August 11, 2005 pursuant to our 2002 Equity Compensation Plan and 500,000 shares of common stock on December 2, 2005 pursuant to our 2005 Omnibus Equity Compensation Plan.

(7)	This amount reflects the compensation expense incurred by us in fiscal year 2006 in connection with an option grant to Dr. Scott to purchase 250,000 shares of common stock on August 11, 2005, pursuant to our 2002 Equity Compensation Plan.

(8)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Mr. Smith to purchase 250,000 shares of common stock on January 2, 2006, pursuant to our 2005 Omnibus Equity Compensation Plan.
Outstanding Equity Awards
     The following table provides information on all restricted stock and stock option awards held by our NEOs as of December 31, 2006. All outstanding equity awards are in shares of our Common Stock.
Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards (1)
	Number
	of	Number of Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised Options	Options
	(#)	(#)	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date
Nicholas Landekic	1,000,000 (2)	—	1.50	08/10/2015
President, Chief Executive Officer and Director	166,667 (3)	333,333	1.50	12/01/2015

Richard W. Scott, Ph.D. Vice President, Research	250,000 (2)	—	1.50	08/10/2015

Edward F. Smith Vice President, Finance, Chief Financial Officer and Secretary	76,389 (3)	173,611	1.50	01/01/2016

(1)	There are no restricted stock awards outstanding for any of the NEOs.

(2)	Grants with an expiration date of August 10, 2015 have a stated term of ten years and vest 50% on the date of grant and 50% on the one-year anniversary of the grant. If a “change in control” (as defined in our 2002 Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.

(3)	Grants with expiration dates of December 1, 2015 and January 1, 2016 have a stated term of ten years and vest in monthly installments over a three-year period beginning after the date of grant. If a “change in control” (as defined in our 2005 Omnibus Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.
Employment Contracts and Termination of Employment and
Change-in-Control Arrangements
     We extended the offer of employment to Nicholas Landekic for the position of President and Chief Executive Officer pursuant to an offer letter dated July 30, 2002, which provided that his annual salary will be at least $250,000 per year. Mr. Landekic’s base salary was increased to $370,000 as of February 2007. Mr. Landekic is eligible to receive additional compensation depending upon achievement of performance goals as established by the Board. Pursuant to the terms of his offer letter, Mr. Landekic was granted an award of restricted stock equal to 7.5% of the then-outstanding shares of our Common Stock, or 720,000 shares. The restricted stock vested in sixteen equal quarterly installments. As an “at-will” employee, Mr. Landekic’s employment can be terminated by us or by him, at any time and for any reason. In the event Mr. Landekic is terminated by us other than for “cause” or other than by reason of his “disability,” or he resigns for “good reason” (each as defined in his offer letter), Mr. Landekic will be entitled to full vesting of his stock options and restricted stock previously granted to him and a cash payment equal to two years of his then current base salary.
     We extended the offer of employment to Richard Scott for the position of Vice President, Research pursuant to an offer letter dated September 23, 2002, which provides that his annual salary will be at least $150,000 per year. Dr. Scott’s base salary was increased to $265,000 as of February 2007. Dr. Scott is eligible to receive additional compensation depending upon achievement of performance goals as established by the Board. Pursuant to the terms of the offer letter, Dr. Scott was granted an award of restricted stock equal to 2.5% of the then-outstanding Common Stock, or 240,000 shares. The restricted stock vested over sixteen equal quarterly installments. As an “at-will” employee, Dr. Scott’s employment can be terminated by us or by him, at any time and for any reason. In the event Dr. Scott is terminated by us other than for “cause” or other than by reason of his “disability,” or he resigns for “good reason” (each as defined in his offer letter), Dr. Scott will be entitled to full vesting of stock options and restricted stock previously granted to him and a cash payment equal to one year of his then current base salary.
     We extended the offer of employment to Edward Smith for the position of Vice President Finance, and Chief Financial Officer pursuant to an offer letter dated December 5, 2005, which provides that his annual salary will be at least $200,000 per year. Mr. Smith’s base salary was increased to $225,000 as of February 2007. Mr. Smith received an initial grant of 250,000 stock options, which vest in equal monthly installments over a three-year period. Mr. Smith is eligible to receive additional compensation depending upon achievement of performance goals as established by the Board. As an “at-will” employee, Mr. Smith’s employment can be terminated by us or by him, at any time and for any reason. In the event Mr. Smith is terminated by us other than for “cause” or other than by reason of his “disability” (each as defined in his offer letter), Mr. Smith will be entitled to full vesting of stock options previously granted to him and a cash payment equal to six months of then current base salary.

Proposal 1 — Election of Directors
Nominees for Election
     The Board currently has six members. Upon the recommendation of the Governance Committee, each member has been nominated for re-election. Each nominee has agreed, if elected, to serve a one-year term or until the election and qualification of his or her successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.
     If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares of Common and Preferred Stock present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.
     Nicholas Landekic. Biographical information for Mr. Landekic is set forth above under “Executive Compensation and Related Information”.
     Frank Slattery, Jr., 69, has served as Chairman of the Board of Directors of PolyMedix, Inc. since November 2005 and was a co-founder of PolyMedix Pharmaceuticals, Inc. where he served in the same capacity since inception in August 2002. Frank Slattery was the President, Chief Executive Officer and Director of LFC Financial Corp. from 1969 to 1994. Mr. Slattery has founded and currently serves as the Chairman of the Board of Directors of several privately held companies, including GelMed Inc., Probaris Technologies, Inc., Franklin Fuel Cells, Inc., Knite, Inc., Learned Optimism, Inc. and NanoSelect, Inc. He also currently serves as a director of Clarient, Inc., a publicly held company, as Chairman of the Board of Directors of Main Line Health Systems, Inc., a privately held company and as a Trustee of the Jefferson Health System. Mr. Slattery holds an A.B. from Princeton University and a J.D. from the Law School of the University of Pennsylvania.
     Frank M. DeLape, 53, has served as a Director of PolyMedix, Inc. since August 2005 and of PolyMedix Pharmaceuticals, Inc. since November 2005. From August 2005 to November 2005, Frank DeLape was the sole officer and director of PolyMedix, Inc., formerly BTHC II Acquisition Corp. Mr. DeLape is the Chief Executive Officer of Benchmark Equity Group, Inc., a position he has held since 1994. Benchmark is a boutique merchant banking firm that focuses as facilitators and financial managers for emerging companies. Mr. DeLape is also the Managing Partner of Gemini Growth Fund, LP. Gemini Growth Fund, LP is a Small Business Investment Company licensed by the U.S. government. Mr. DeLape was Chairman of the Board of Directors of Isolagen, Inc. from August 2001 to October 2005 and was the Chief Executive Officer of Isolagen, Inc. from May 2005 to October 2005. Mr. DeLape attended the United States Naval Academy.
     William N. Kelley, M.D., 67, has served as a Director of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since August 2005. Dr. Kelley has served as Professor of Medicine and Professor of Biochemistry and Biophysics at the School of Medicine of the University of Pennsylvania since 1989. From 1989 to 2000, Dr. Kelley served as Executive Vice President of the University of Pennsylvania with responsibilities as Chief Executive Officer for the Medical Center (and Health Systems upon its formation in 1993), Dean of the School of Medicine, and the Robert G. Dunlop Professor of Medicine and Biochemistry and Biophysics. From 1975 to 1989, Dr. Kelley was the John G. Searle Professor and Chair of the Department of Internal Medicine and Professor of Biological Chemistry at the University of Michigan. Prior to joining the faculty at the University of Michigan, Dr. Kelley was Professor of Medicine at Duke University Medical Center. Dr. Kelley currently serves as a director of Merck & Co., Beckman Coulter, Inc. and GenVec, Inc., which are all publicly held companies, and Advanced Bio-Surfaces, Inc., a privately held company. During his career, Dr. Kelley has also served on the editorial boards of 13 medical journals and his bibliography includes over 260 publications, including 17 books. Dr. Kelley holds an M.D. from Emory University.
     Michael E. Lewis, Ph.D., 55, has served as a Director of PolyMedix, Inc. since November 2005 and of PolyMedix Pharmaceuticals, Inc. since its inception. Dr. Lewis has more than 30 years of scientific experience in academic and government laboratories and in several major pharmaceutical and biotechnology companies. Since 1994, Dr. Lewis has served as President of BioDiligence Partners, Inc., where he co-founded three other biotechnology companies, Cara Therapeutics, Inc., Arena Pharmaceuticals, Inc. and Adolor Corporation. Dr. Lewis

has served as Chief Scientific Advisor and a director of Cara Therapeutics, Inc. since its inception in 2004. He has also served as a director of Aeolus Pharmaceuticals, Inc. since 2004. After serving as Chief Scientific Advisor of Adolor Corporation from 1994 to 1997, Dr. Lewis served as Chief Scientific Advisor of Arena Pharmaceuticals, Inc. from 1997 to 2003, and as a director from 1997 to 2000. Dr. Lewis is a co-founder of Cephalon, Inc. and served as Senior Scientist, Director of Pharmacology, and then as Senior Director of Scientific Affairs from 1988 to 1993. He supervised a molecular pharmacology research laboratory at the E.I. DuPont Co. from 1985 to 1987, and received postdoctoral training in pharmacology at the National Institutes of Health, the University of Michigan, and at the University of Cambridge. He received a Ph.D. from Clark University in 1977.
     Shaun F. O’Malley, 71, has served as a Director of PolyMedix, Inc. since January 2006. Mr. O’Malley is currently the Chairman Emeritus of Price Waterhouse LLP, a title he has held since July 1995. Prior to 1995, he served as Chairman and Senior Partner of Price Waterhouse LLP. He currently serves as a member of the Boards of Directors of the Finance Company of Pennsylvania, Philadelphia Consolidated Holdings, Inc., Federal Home Loan Mortgage Corporation, the Horace Mann Educators Corporation and The Philadelphia Contributionship. Mr. O’Malley is also a member of the Board of Trustees of the University of Pennsylvania Health System. Mr. O’Malley holds a B.S. in Economics from the Wharton School of the University of Pennsylvania.
Vote and Recommendation
     The affirmative vote of the holders of a plurality of the shares of common and preferred stock present in person or represented by proxy and entitled to vote on the nominees will be required to approve each nominee. This means that the six nominees with the most votes for election will be elected.
Our Board of Directors recommends a vote “FOR” each of the nominees.
Compensation of Directors
     Directors who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board. All non-employee directors receive a fee of $1,000 per Board and Committee meeting attended and are reimbursed for expenses incurred in connection with attending Board and Committee meetings. Our Chairman of the Board receives an annual retainer of $15,000 and each Committee Chairman receives an annual retainer of $7,500.
     All new non-employee directors receive options to purchase 180,000 shares of common stock upon first becoming a member of the Board. In addition, on the date of each Annual Meeting of Stockholders, each non-employee director reelected at such Annual Meeting may, at the discretion of the entire Board, receive additional equity compensation awards. See the Director Compensation Table on pages 17-18 for more details.
Continuing Education of Directors
     We are committed to supporting the continuing education of our directors on relevant matters. The Governance Committee will decide on a case-by-case basis the appropriate level and frequency of support to provide.
Director Compensation
     The following Director Compensation table sets forth information concerning compensation for services rendered by directors of the Company for fiscal year 2006.

	Fees Earned or
	Paid in	Stock		Option
	Cash	Awards		Awards		Total
Name	($)	($)		($)		($)
Frank P. Slattery, Jr. Chairman	22,000	450	(1)	49,772	(3)	72,222

Frank M. DeLape	17,000	—		49,772	(3)	66,772

William N. Kelley, M.D.	22,000	45,000	(2)	49,772	(3)	116,772

Michael E. Lewis, P.h.D.	18,000	450	(1)	49,772	(3)	68,222

I. Wistar Morris, III (5)	19,000	—		49,772	(3)	68,772

Shaun F. O’Malley	16,000	—		99,214	(4)	115,214

(1)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with a grant of 96,000 shares of restricted Common Stock on August 8, 2002.

(2)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with a grant of 30,000 shares of restricted Common Stock on May 19, 2006.

(3)	Represents the compensation expense incurred by us fiscal year 2006 in connection with option grants to purchase 180,000 shares of Common Stock on December 2, 2005.

(4)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with option grants to purchase 180,000 shares of Common Stock on January 5, 2006. The grant date fair value of this 2006 option grant was $148,822.

(5)	Mr. Morris resigned from the Board of Directors on January 17, 2007.
Equity Compensation Plan Information

(a)
	Number of		(c)
	securities to		Number of securities
	be issued upon		remaining available for
	exercise	(b)	future issuance under
	of outstanding	Weighted-average	equity
	options,	exercise price of	compensation plans
	warrants and rights	outstanding options,	(excluding securities
	(1) (2)	warrants and rights	reflected column (a))
Equity compensation plans approved by security holders	4,305,667 (1)	$1.81	1,117,333
Equity compensation plans not approved by security holders	—	—	—
Total:	4,305,667	$1.81	1,117,333

(1)	Represents 1,423,000 and 2,882,667 shares of our common stock issuable under our 2002 Equity Compensation Plan and our 2005 Omnibus Equity Compensation Plan, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table shows information known to us about beneficial ownership of our common stock and Series 1 preferred stock by:
➢	each of our directors;

➢	each of our executive officers;

➢	all of our directors and executive officers as a group; and

➢	each person known by us to beneficially own 5% or more of our common stock.
          Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 30, 2007, through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants that are exercisable within 60 days of April 30, 2007 are considered to be outstanding. These shares, however, are not considered outstanding as of April 30, 2007 when computing the percentage ownership of each other person. Shares of Series 1 preferred stock are considered to be outstanding on an as-if converted basis for purposes of determining percent of ownership. The conversion ratio for the Series 1 preferred stock is two shares of common stock for one share of Series 1 preferred stock.
          To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 19,441,676 shares of common stock and 4,062,356 shares of Series 1 preferred stock outstanding as of April 30, 2007.

	Amount and Nature of		Percent of
	Beneficial Ownership		Common
Name and Address of Beneficial Owner (1)	Of Common Stock		Stock
Directors and Executive Officers
Nicholas Landekic	2,447,667	(2)	11.8%
Frank P. Slattery, Jr.	1,115,174	(3)	5.7%
Frank M. DeLape	1,015,584	(4)	5.1%
Richard W. Scott, Ph.D.	792,044	(5)	4.0%
Michael E. Lewis, Ph.D.	620,000	(6)	3.2%
William N. Kelley, M.D.	150,000	(6)	*
Shaun F. O’Malley	120,000	(6)	*
Edward F. Smith	121,388	(7)	*

All Directors and Executive Officers as a Group (10 persons):	6,852,657	(8)	30.9%

Five Percent Stockholders (excludes Directors and Executive Officers set forth above):
William Baquet
c/o Fordham Financial Management, Inc. 14 Wall Street
New York, NY 10005	3,392,000	(9)	15.2%
I. Wistar Morris, III	1,393,350	(10)	7.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of all individuals and entities listed below is PolyMedix, Inc., 170 N. Radnor Chester Rd., Suite 300, Radnor, Pennsylvania 19087.

(2)	Includes 1,275,667 shares of common stock issuable upon exercise of options.

(3)	Includes 120,000 shares of common stock issuable upon exercise of options and 36,174 shares of common stock issuable pursuant to the conversion of his shares of Series 1 preferred stock.

(4)	Includes 120,000 shares of common stock issuable upon exercise of options and 325,584 shares of common stock issuable pursuant to the conversion of the Series 1 preferred stock. The shares of Series 1 preferred stock are owned by Benchmark Equity Group, Inc., of which Mr. DeLape is President and CEO. Mr. DeLape exercises investment and voting control over such shares held by Benchmark Equity Group, Inc.

(5)	Includes 254,444 shares of common stock issuable upon exercise of options.

(6)	Includes 120,000 shares of common stock issuable upon exercise of options.

(7)	Includes 121,388 shares of common stock issuable upon exercise of options.

(8)	Includes 12,000 shares of restricted common stock, 2,401,499 shares of common stock issuable upon exercise of options and 361,758 shares of common stock issuable pursuant to the conversion of his shares of Series 1 preferred stock.

(9)	Includes 2,822,000 shares of common stock issuable upon exercise of the warrants that are currently exercisable and held by Fordham Financial Management, Inc., of which William Baquet is an executive officer, director and principal stockholder. Mr. Baquet exercises investment and voting control over such shares.

(10)	Includes 120,000 shares of common stock issuable upon exercise of options and 72,350 shares of common stock issuable pursuant to the conversion of shares of Series 1 preferred stock. Mr. Morris served as a director from November 2005 until his resignation on January 17, 2007.
Section 16(a) Beneficial Ownership Reporting Compliance
     Our directors and executive officers became subject to the filing requirements under Section 16(a) of the Exchange Act in June 2006 when our registration statement on Form 10-SB became effective. Based solely upon a review of reports of stock ownership (and changes in stock ownership) and written representations received by us, we believe that our directors and executive officers met all of their filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2006, except that the initial statements of beneficial ownership on Form 3 for each of our directors and executive officers were not timely filed.

Proposal 2 — Amendment of
Certificate of Incorporation to Increase Authorized Shares
General
     The Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) currently authorizes the Company to issue 40,000,000 shares of Common Stock, with a par value of $0.001 per share and 10,000,000 shares of Preferred Stock, with a par value of $0.001. As of April 30, 2007, there were 19,441,676 shares of Common Stock issued and outstanding and 4,062,356 shares of Series 1 Preferred Stock issued and outstanding.
     We believe we need to increase our authorized shares of capital stock available for issuance by the Company so that we can efficiently continue to grow our operations. An increase in the authorized number of shares of capital stock will enable us to take advantage of various potential business opportunities through the issuance of our securities, including, without limitation, for financing our research and development efforts and general working capital purposes, issuing stock dividends to existing stockholders, providing equity incentives to employees, officers, or directors, establishing certain strategic relationships with other companies and expanding our business through acquisitions should our share price and liquidity improve. Accordingly, the Board recommends an increase in the number of shares of capital stock the Company is authorized to issue from fifty million shares to one hundred million shares.
     Proposed Amendment
     The proposed amendment provides that the first sentence of Article Fourth of the Certificate of Incorporation be amended to read in its entirety as follows:
“The Corporation shall be authorized to issue 90,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”).”
     The full text of the proposed amendment to the Certificate of Incorporation is included in Appendix A to this Proxy Statement.
     Considerations
     The Board of Directors believes that it is desirable and essential for the Company to have available additional authorized but unissued shares of Common Stock to provide the Company with shares of Common Stock to be used for general corporate purposes, including future equity and/or debt financings. Approval of Proposal 2 will provide the Company with the flexibility to consummate potential financings involving the issuance of additional shares of Common Stock, or securities convertible into shares of Common Stock, in a timely manner and to take advantage of other favorable financial opportunities. If the Company’s stockholders fail to approve Proposal 2, the Company will be limited in its ability to act promptly with respect to potential financing opportunities which are presented to it, including a proposed equity financing (the “Offering”) described below.
     Stockholders will not realize any dilution in their percentage of ownership of our Company or their voting rights as a result of the foregoing change. However, issuances of significant numbers of additional shares of Common Stock in the future, such as pursuant to the Offering or upon conversion of Preferred Stock, (i) will dilute stockholders’ percentage ownership of our Company and, (ii) if such shares are issued at prices below what current stockholders paid for their shares, may dilute the value of current stockholders’’ shares.
     We intend to conduct an equity financing (the “Offering”) in which we hope to raise up to $35 million dollars in cash from the sale of our securities to fund our research and development efforts and for general working capital purposes. In connection with the Offering, on May 9, 2007, we filed an initial registration statement on Form SB-2 with the SEC covering units consisting of shares of our Common Stock and warrants to purchase shares of our Common Stock in a registered direct offering to a limited number of accredited institutional investors. Upon the closing of the Offering, the units will separate and the Common Stock and the warrants will be issued separately. Holders of the warrants may exercise the warrants at any time during the period commencing on the closing date of the Offering and ending on the fifth anniversary of the closing date of the Offering.
     We have engaged placement agents in connection with the Offering. The placement agents are not purchasing any of the securities offered in the Offering, nor are they required to sell any specific number or dollar amount of securities. Because there is no minimum offering amount required as a condition to closing, the actual amount of securities to be sold, the pricing of the units, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum $35 million we are seeking in the Offering.
     Separate stockholder approval of the Offering or the issuance of shares of Common Stock and warrants to be offered and sold in the Offering or shares of Common Stock issuable upon exercise of the warrants is not required.
     If the stockholders do not approve the amendment to our Certificate of Incorporation, we will not be able to complete the Offering as currently proposed. Without the receipt of the funds from the Offering, or, if we are otherwise unable to raise significant funds on acceptable terms, our financial condition and business will be materially adversely affected and we may need to limit or curtail operations.
     In addition to an as yet undetermined number of shares to be issued in the Offering, including shares issuable upon exercise of warrants, we plan to issue up to 5,423,000 shares of Common Stock pursuant to our 2002 Equity Compensation Plan and 2005 Omnibus Equity Compensation Plan, up to 8,124,712 shares of Common Stock issuable upon the conversion of the Series 1 Preferred Stock, up to 15,000 shares of Common Stock issuable at our option pursuant to an agreement we have with the University of Massachusetts, and up to 2,822,000 shares of Common Stock issuable upon the exercise of the warrants which are currently outstanding. Aside from such issuances, we do not have any present plan, understanding, arrangement, commitment or agreement regarding the issuance of our Common Stock. No further action or authorization by our stockholders would be necessary prior to the issuance of the additional shares of Common Stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which our securities may then be listed.
     If the proposal is approved, it will become effective upon filing a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.
Vote and Recommendation
     The affirmative vote of the holders of a majority of the shares of Common and Preferred stock present in person or represented by proxy and entitled to vote on this proposal is required for approval of this proposal.
Our Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to our Certificate of Incorporation.

Proposal 3 — Amendment of Certificate of Incorporation
to Provide the Board of Directors with Authority to Amend the Company’s Bylaws
     General
     Under Delaware law, directors may amend the bylaws of a corporation only if such right is expressly conferred upon the directors in the corporation’s certificate of incorporation. The Company’s Certificate of Incorporation does not currently confer such a right on our Board. In fact, currently there is no provision in the Company’s Certificate of Incorporation addressing amendment or modification of the Company’s Bylaws.
     We believe we need to amend the Certificate of Incorporation to provide our Board with the power to make, alter, amend and repeal the Bylaws. Such an amendment will facilitate our Board’s ability to implement corporate policies and procedures because the Company will not be required to incur the expense of soliciting proxies or consents from all of the stockholders holding shares of our Common Stock in order to amend the Bylaws.
     Accordingly, the Board recommends an amendment to our Certificate of Incorporation to provide our Board with the power to make, alter, amend and repeal the Bylaws.
     Proposed Amendment
     The proposed amendment provides that the following new Article Tenth be added to the Certificate of Incorporation:
Tenth. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized to make, amend, alter and repeal the Bylaws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation of the Corporation.
     The full text of the proposed amendment to the Certificate of Incorporation is included in Appendix A to this Proxy Statement.
     Considerations
     The ability of the Board to make changes to our bylaws without the approval of stockholders would increase the power of our Board and raises the possibility that not all stockholders will agree with the changes made by our Board. Furthermore, some changes made by our Board may be deemed undesirable or disadvantageous by stockholders. Our Board believes that the added flexibility and efficiency out weigh this risk, because our Board must currently seek stockholder approval for amendments, and delays and costs associated with the process of holding a special meeting of stockholders may deny us the flexibility our Board believes is important to facilitate the effective and timely use of our resources in responding to changed circumstances or requirements with which we may be presented.
     Moreover, approval of this proposal could create possible anti-takeover effects on us. Although our Board has no present intention of doing so, the approval of this proposal would permit the Board, without stockholder approval, to implement certain corporate policies and procedures which could make it more difficult for a third party to acquire the Company in a transaction not approved by the Board. Nevertheless, our Board has proposed this amendment because it believes that such amendment, if adopted, will provide the board of directors significantly more flexibility in making necessary or desired changes in a timely and efficient manner.
Vote and Recommendation

     The affirmative vote of the holders of at least a majority of the of the shares of Common and Preferred Stock present in person or represented by proxy and entitled to vote on this proposal is required for approval of this proposal.
Our Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to our Certificate of Incorporation to allow the Board of Directors to amend our Bylaws as described in this Proposal 3.

Proposal 4 — Amendment to our Certificate of Designations of Series 1 Convertible Preferred Stock to
provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of our Common Stock
     General
     The Company’s Board believes that raising additional capital is critical to the future success of the Company and that the Company’s current capital structure – specifically, the current Series 1 Preferred Stock – is an impediment to the Company’s ability to raise such capital. Consequently, the Board believes that the conversion of all of the Company’s outstanding shares of Series 1 Preferred Stock into shares of the Company’s Common Stock is a necessary step in raising additional capital. The Board believes that a significant infusion of capital will enable the Company to continue to develop and commercialize its proprietary technologies and to expand its research and development capabilities.
     To that end, the Board has unanimously adopted a resolution approving Proposal 4, which involves amending the Company’s Certificate of Designations of the Series 1 Preferred Stock (the “Certificate of Designations”) to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of the Company’s Common Stock. In addition, this amendment provides that holders of the Series 1 Preferred Stock immediately prior to the conversion will maintain their current anti-dilution protection through December 31, 2007. Specifically, this means that if the Company issues certain securities prior to January 1, 2008 at a price per share less than $1.50, these holders will receive a number of additional shares of Common Stock equal to the number of additional shares of Common Stock such holders would have been entitled to receive upon conversion of their Series 1 Preferred Stock if such dilutive issuance had occurred prior to the conversion of the Series 1 Preferred Stock. Cash will be paid in lieu of any fractional shares resulting from the conversion. If approved by (i) the holders of the Series 1 Preferred Stock voting separately as a single class and (ii) the holders of the Common Stock and Series 1 Preferred Stock voting together as a single class, the amendment will become effective upon filing with the Secretary of State of the State of Delaware.
     On April 27, 2007, we sent to holders of our Series 1 Preferred Stock a consent solicitation seeking their approval of this proposal. As of May 9, 2007, we received the consents of the holders of a majority of the outstanding shares of Series 1 Preferred Stock. Thus, the amendment has been approved by the holders of Series 1 Preferred Stock for purposes of the separate class vote of Series 1 Preferred Stock.
     Proposed Amendment
     If approved, Proposal 4 will authorize amending and restating Section 5(b)(i) of the Certificate of Designations with the following text:
(b)(i) Automatic. Notwithstanding anything contained herein to the contrary, upon the filing of this Amendment to this Certificate of Designations, each outstanding share of Series 1 Preferred Stock, if any, shall, without any action on the part of the holder thereof or the Corporation, be converted automatically into 2.247 shares of Common Stock plus, in the event the Corporation shall issue, prior to January 1, 2008, any Additional Stock (as defined in Section 5(e)(ii) below) without consideration or for a consideration per share less than $1.50 (as appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events), a number of shares of Common Stock equal to (A) the number of shares of Common Stock into which each such share of Series 1 Preferred Stock would have been convertible pursuant to Section 5(a) if such Additional Stock had been issued immediately prior to the filing of this Amendment minus (B) 2.
Such conversion shall be automatic, without need for any further action by the holders of shares of Series 1 Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series 1 Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection 5(d) below. Upon the conversion of the Series 1 Preferred Stock pursuant to this Subsection 5(b)(i), the Corporation shall promptly send written notice thereof, by registered or certified mail return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series 1 Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series 1 Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection 5(d) below.
     The amendment contemplated by Proposal 4 would become effective upon filing with the Secretary of State of the State of Delaware. Proposal 4 would not affect any other provision of the Certificate of Designations.
     Proposal 4 will result in Series 1 Preferred stockholders receiving the same number of shares that they would have received under the current Certificate of Designations assuming that such shares of Series 1 Preferred Stock were held until the Series 1 Preferred Stock automatically converted on December 31, 2008, including all shares of Series 1 Preferred Stock issued as dividends on the outstanding Series 1 Preferred Stock through that date. Consequently, Proposal 4 will not affect the total number of shares of Common Stock that would otherwise have been issued to Series 1 Preferred stockholders. Series 1 Preferred stockholders will just receive those shares of Common Stock sooner. If Proposal 4 is not approved, the Series 1 Preferred Stock will still automatically convert into Common Stock on December 31, 2008, pursuant to the existing terms of the Certificate of Designations.
     The full text of the amendment to the Certificate of Designations is included in Appendix B to this Proxy Statement.
     Considerations
     The Board approved Proposal 4 authorizing the Amendment for the following reasons:
•	the Board believes that raising additional capital is critical to the future success of the Company;

•	the Board has been advised by its financial advisors that the Company’s existing capital structure, specifically the current Series 1 Preferred Stock and the existing “piggyback” registration rights with respect to the Series 1 Preferred Stock, is an impediment to the Company’s ability to raise additional capital; and

•	the Board believes the Amendment will help to simplify the Company’s existing capital structure and to more closely align the Company’s capital structure with that of a traditional publicly-traded company.
     There are risks to Series 1 Preferred stockholders in amending the Certificate of Designations. For example, if approved, Series 1 Preferred stockholders will become common stockholders of the Company once the amendment becomes effective. As a result, Series 1 Preferred stockholders will no longer have certain rights; including the right to (i) receive preferential payments in the event of any liquidation, dissolution or winding up of the Company (ii) vote as a separate class in connection with certain matters and (iii) anti-dilution protection in connection with certain issuances of the Company’s securities after December 31, 2007 and (iv) existing

“piggyback” registration rights. However, holders of Series 1 Preferred Stock have been offered the right to have their shares included in a substitute registration statement that the Company will file no later than September 1, 2007 regardless of whether this amendment is approved. Following conversion, Series 1 Preferred stockholders will hold shares of Common Stock and will have the rights of a common stockholder. A description of the relative rights, privileges and preferences of the Series 1 Preferred Stock and the Common Stock is set forth below in the section titled “Description of Capital Stock.”
     Moreover, if approved, there is no guarantee that the amendment will have its intended effect or that the Company will realize all or any of the expected benefits of the amendment. For example, the simplified capital structure resulting from the proposed amendment may not help secure the additional investment the Company needs to support its on-going operations.
     The expected benefits resulting from the proposed amendment reflect the current expectations of the Board, and are based on assumptions that are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include, but are not limited to, risks relating to general market and economic conditions and the continued development of our products. You should consider these risks when deciding whether to vote to and approve of Proposal 4.
     Description of Capital Stock
     The Company is authorized to issue 40,000,000 shares of Common Stock, with a par value of $0.001 per share, of which 19,441,676 shares were issued and outstanding as of April 30, 2007, and 10,000,000 shares of one or more classes of preferred stock, with a par value of $0.001 per share, of which 4,062,356 shares of Series 1 Preferred Stock were issued and outstanding as of April 30, 2007. If Proposal 1 contained in this Proxy Statement is approved, the Company will be authorized to issue an aggregate of 100,000,000 shares of the Company’s capital stock, including up to 90,000,000 shares of Common Stock and 10,000,000 shares of one or more classes of preferred stock. Set forth below is a description of the relative rights, privileges and preferences of both the Common Stock and Series 1 Preferred Stock. Please read this information carefully before deciding whether to approve the Proposals.
     Common Stock
     Holders of Common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefore subject to the rights of Preferred Stockholders. The Company does not intend to pay any cash dividends to the holders of Common Stock and anticipates reinvesting its earnings. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the preferences of Preferred Stockholders. Shares of Common Stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to Common Stock.
     Preferred Stock
     The Company is authorized to issue 10,000,000 shares of Preferred Stock, with a par value of $0.001 per share, and the Board is authorized to create one or more series of Preferred Stock, and to designate the rights, privileges, restrictions, preferences and limitations of any given series of Preferred Stock. Accordingly, the Board may, without stockholder approval, issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. On November 4, 2005, the Board approved a certificate of designations to designate 7,055,000 shares of the Company’s Preferred Stock as Series 1 Preferred Stock. The holders of Series 1 Preferred Stock are entitled to receive cumulative annual dividends, payable in shares of Series 1 Preferred Stock or cash, at the option of the Board, at an annual rate of 6% ($0.18 per share), payable on December 31 of each year commencing December 31, 2005. Cash dividends will only be payable from funds legally available therefor, when and as declared by the Board, and unpaid dividends will accumulate until the Company has substantial capital to legally pay the dividends.

     In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series 1 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock or by reason of their ownership thereof, an amount per share equal to $3.00 for each outstanding share of Series 1 Preferred Stock as adjusted for changes in the Series 1 Preferred Stock by stock split, stock dividend, or the like occurring, plus all accrued but unpaid dividends thereon. If, upon the occurrence of any such event, the assets and funds thus distributed among the holders of the Series 1 Preferred Stock are insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series 1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
     The holder of each share of Series 1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series 1 Preferred Stock could then be converted on all matters to be voted upon by the stockholders. In addition, the outstanding shares of Series 1 Preferred Stock, voting as a separate class, shall vote (i) to authorize or issue equity securities (or any equity or debt securities convertible into equity securities) ranking senior to the Series 1 Preferred Stock in respect of dividends, distributions or rights upon liquidation or, (ii) to authorize or effect any capital reorganization or reclassification of any securities (or securities convertible into other securities) into equity securities of the Company ranking senior to the Series 1 Preferred Stock in respect of dividends, distributions or rights upon liquidation.
     Shares of Series 1 Preferred Stock may be converted at any time, at the option of the holder thereof, into shares of Common Stock on a 2-for-1 basis, subject to certain adjustments. On December 31, 2008 each outstanding share of Series 1 Preferred Stock, if any, and all accrued but unpaid dividends thereon shall, without any action on the part of the holder or the Company, be converted automatically into shares of Common Stock at the applicable conversion rate provided for in the Company’s Certificate of Designations. Cash will be paid in lieu of any fractional shares of Common Stock resulting from the conversion of the Series 1 Preferred Stock. However, if Proposal 4 is approved, each share of the then outstanding Series 1 Preferred Stock will convert into 2.247 shares of Common Stock and the holders of our Series 1 Preferred Stock at the time of conversion will retain their anti-dilution protection through December 31, 2007.
     Vote and Recommendation
     To approve Proposal 4, the Company’s Certificate of Incorporation and Delaware law require the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock. As of May 9, 2007, we received the consents of the holders of a majority of the outstanding shares of Series 1 Preferred Stock. Thus, the amendment has been approved by the holders of Series 1 Preferred Stock for purposes of the separate class vote of Series 1 Preferred Stock. In addition, the Company’s Certificate of Incorporation and Delaware law require the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Common Stock and Series 1 Preferred Stock voting together as a single class to approve Proposal 4.
Our Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to the Certificate of Designations to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of our Common Stock

Report of the Audit Committee
The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate it by reference therein.
     The Audit Committee was formed in February 2006 in advance of becoming a reporting company under the Exchange Act and the rules and regulations promulgated thereunder. The Audit Committee met 5 times during 2006. The Audit Committee of the Board of Directors is comprised of directors who meet the standards for independence included in the rules of the SEC, AMEX and the Company’s Nominating and Corporate Governance Principles and Policies. The Board of Directors has determined that the Chairman of the Audit Committee, Shaun O’Malley, qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, which was adopted in February 2006 and which is available on the Company’s website at www.polymedix.com (under “Investors”) and attached as Appendix A to the Company’s Proxy Statement for the 2006 Annual Meeting, filed with the SEC on October 17, 2006.
     Pursuant to the Audit Committee Charter, the Audit Committee is required to annually evaluate the effectiveness and objectivity of the Company’s independent registered public accounting firm as well as review and evaluate the effectiveness of the Audit Committee Charter itself. Further, on a quarterly basis the Audit Committee reviews the Company’s Quarterly Reports on Form 10-QSB or the Annual Report on Form 10-KSB, as applicable, and related press releases, and considers any disclosures made by the CEO or CFO as a result of their evaluation of the effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting.
     The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities and promptly reports to the Board thereon. The Committee’s meetings include executive sessions with representatives of the Company’s independent registered public accounting firm without the presence of the Company’s management.
     Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. Deloitte & Touche LLP audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. Our responsibility is to monitor and review these processes. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent registered public accounting firm.
     As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed the Company’s audited financial statements with representatives of its independent registered public accounting firm for the relevant periods with and without management present. For each of the periods from August 8, 2002 (Inception) to December 31, 2006, management advised the Committee that each set of financial statements presented to the Committee for review had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed with the Committee significant accounting and disclosure issues regarding such statements. These reviews included discussion with the Company’s independent registered public accounting firm of the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, by the Auditing Standards Board of the American Institute of Certified Public Accountants ((AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). The Audit Committee has also received the written disclosures and letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect (as adopted by the Public Company Accounting Oversight Board in Rule 3600T), and has discussed with Deloitte & Touche LLP matters relating to its independence. All non-audit services performed by the independent auditors are specifically pre-approved by the Committee or a member thereof.
     During fiscal year 2006, the Committee performed all of its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions described in this Report, the Committee recommended to the Board of Directors that the audited financial statements of Deloitte & Touche for the fiscal year ended December 31, 2006 be included in its Annual Report on Form 10-KSB for such fiscal year.
Audit Committee of the Board of Directors
Shaun O’Malley, Chairman
William Kelley
Frank Slattery
May 8, 2007

Proposal 5 – Ratification of Appointment of
Independent Registered Public Accounting Firm
     The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007, subject to stockholder ratification. Deloitte & Touche LLP has served as our independent registered public accounting firm since February 2006. Prior to 2006, we did not have an independent registered public accounting firm audit our financial statements or provide other audit services.
     Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our By-Laws or Delaware corporate law. The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for fiscal year 2007. In making its recommendation to the Board that stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, the Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	2006	2005
Audit Fees	$120,000	$75,000

Audit Related Fees	$3,000	$0

Tax Fees	$0	$0

All Other Fees	$0	$0
     Audit Fees. The “Audit Fees” are the aggregate fees billed by Deloitte & Touche LLP for professional services rendered in 2006 and 2005 for the audit of such financial statements and for services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, were approximately.
     Audit-Related Fees. The “Audit Related Fees” are the fees we incurred in December 2006 and billed by Deloitte & Touche LLP for their consent to the incorporation by reference in our registration statement of Form S-8 to the financial statements appearing in our Form 10-SB.
     Tax Fees. There were no fees billed in 2006 or 2005 for tax compliance, tax advice or tax planning services.
     All Other Fees. There were no fees billed in 2006 or 2005 for other products and services provided by Deloitte & Touche LLP than the services reported above under “Audit Fees.”
Pre-approval Policies and Procedures.
     The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2006.
Deloitte & Touche LLP Representatives at Annual Meeting
     We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.
Vote Required and Recommendation
     The affirmative vote of the holders of a majority of the shares of Common and Preferred stock present in person or represented by proxy and entitled to vote on this proposal is required for approval of this proposal.
The Board recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 as described in this Proposal 5.

Certain Relationships and Related Transactions
Fordham Financial Management, Inc.
     Fordham Financial Management, Inc., or Fordham Financial, owns warrants to purchase an aggregate of 2,822,000 shares of our common stock. The warrants, which Fordham Financial received for its placement services pursuant to the Placement Agent Agreement described below, represented approximately 12.7% of our Common Stock as of April 30, 2007, determined in accordance with the beneficial ownership rules of the Securities and Exchange Commission — see the beneficial ownership table under the heading “Security Ownership of Our Certain Beneficial Owners and Management” on pages 19-20 of this Proxy Statement. As a result of its equity ownership and the relationships described below, Fordham Financial may be deemed to be an affiliate of ours.
Placement Agent Agreement
     In October 2005, we entered into a Placement Agent Agreement with Fordham Financial. As consideration for the placement services rendered by Fordham Financial in connection with our Series 1 Preferred Stock offering, during the period from November 2005 to February 2006 Fordham Financial received:
•	a total of $1,888,200 in commissions, which represented 10% of the gross proceeds we received for shares of Series 1 Preferred Stock placed by Fordham Financial;

•	a total non-accountable expense allowance of $566,460, which represented 3% of the gross proceeds we received for shares of Series 1 Preferred Stock placed by Fordham Financial; and

•	warrants to purchase an aggregate of up to 2,822,000 shares of our Common Stock, which represented a warrant to purchase 6,800 shares of our Common Stock for each unit of 17,000 shares of Series 1 Preferred Stock placed by Fordham Financial. The warrants are currently exercisable, have an exercise price of $1.80 per share and expire on November 8, 2010. The warrants also contain weighted average anti-dilution protection and a cashless exercise provision.
     Pursuant to the terms and provisions of the Placement Agent Agreement, we agreed to indemnify and hold harmless Fordham Financial and each person who controls Fordham Financial within the meaning of Section 15 of the Securities Act, against any and all losses, claims, damages or liabilities resulting from any untrue statement in or omission from the offering materials related to the offering of Series 1 Preferred Stock or any amendment thereto.
     William Baquet, the CEO, principal stockholder and a director of Fordham Financial, entered into various stock purchase agreements in his private capacity with prior stockholders of our Company. As a result, Mr. Baquet currently owns 570,000 shares of our Common Stock.
Financial Consulting Agreement
     In November 2005, we entered into a Financial Consulting Agreement with Fordham Financial pursuant to which Fordham agreed to provide us with certain financial consulting services, such as advising and assisting us in matters pertaining to our financial requirements, assisting in formulating plans and methods of financing, assisting in obtaining financial management, technical and advisory services, and financial and corporate public relations, during the 12 month period ended in November 2006. As consideration for these financial consulting services, during the period from November 2005 to February 2006, we paid Fordham Financial a total of $188,820, which represented 1% of the gross proceeds we received for shares of Series 1 Preferred Stock placed by Fordham Financial.

Requirements for Advance Notification of Nominations
and Stockholder Proposals
Advance Notice Requirements for next year’s Annual Meeting
     To be included in the mailing of the Notice of Annual Meeting of Stockholders, Proxy Statement, and Proxy voting card for next year’s annual meeting, stockholder proposals must be received on or after February 4, 2008 and on or before March 4, 2008, unless the date of the 2008 Annual Meeting is changed in which case a stockholder’s notice must be received as described above by our Corporate Secretary, at 170 N. Radnor Chester Rd., Suite 300, Radnor, Pennsylvania 19087. However, in the event that the date of next year’s Annual Meeting is advanced by more than 20 days or delayed by more than 60 days from June 4, 2008, stockholder proposals must be received not earlier than the 120th day prior to the date of the 2008 Annual Meeting and not later than the later of the 90th day prior to the 2008 Annual Meeting or the tenth day following the day on which we make public disclosure of the date of the 2008 Annual Meeting. You should submit any proposal by a method that permits you to prove the date of delivery to us.
Other Requirements
     You also must comply with all applicable requirements of the Exchange Act for nominations of directors and proposals of business to be conducted at stockholder meetings. If you have not complied with the procedures described above, the chairman of a meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Exchange Act to request inclusion of proposals in our proxy statements.
OTHER MATTERS
     The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as they deem appropriate.
     The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by Georgeson Shareholder Communications, Inc., our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.
     If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this proxy statement, we will send a copy to you if you address your written request to, or call, Edward F. Smith, Vice President, Chief Financial Officer and Secretary of PolyMedix, Inc., 170 North Radnor Chester Rd., Suite 300, Radnor, PA 19087, telephone number (448) 598-2332.
Copies of Referenced Documents
     Copies of the documents referred to above that appear on our website are also available upon request by any stockholder addressed to our Corporate Secretary, PolyMedix, Inc., 170 North Radnor Chester Rd., Suite 300, Radnor, PA 19087.

PolyMedix, Inc.
170 North Radnor Chester Road
Radnor, Pennsylvania 19087
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – June 4, 2007
(This Proxy is solicited by the Board of Directors of the Company)
The undersigned Stockholder of PolyMedix, Inc. hereby appoints Nicholas Landekic, President and Chief Executive Officer, and Edward F. Smith, Vice President, Chief Financial Officer and Secretary, and each of them, with full power of substitution, proxies to vote the shares of stock that the undersigned could vote if personally present at the Annual Meeting of Stockholders of PolyMedix, Inc. to be held at the Radnor Hotel at 591 East Lancaster Avenue, St. Davids, PA 19087, on Monday, June 4, 2007, at 9:00 A.M. (Eastern Standard Time), or any adjournment thereof.
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.
(Continued and to be signed on reverse side)

PolyMedix, Inc.
170 North Radnor Chester Road
Radnor, Pennsylvania 19087
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope that have been provided or return to PolyMedix, Inc., c/o AST Operations Center, 6201 15th Avenue, Brooklyn, NY 11219. Please date, sign and mail your proxy card back as soon as possible.
VOTE BY TELEPHONE
Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
VOTE BY INTERNET
Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED
POLYMEDIX, INC.
Vote on Directors

1. ELECTION OF DIRECTORS	For All	Withhold All	For All Except

NOMINEES:	☐	☐	☐

01) Nicholas Landekic	05) Michael E. Lewis, Ph.D.
02) Frank Slattery, Jr.	06) Shaun F. O’Malley
03) Frank M. DeLape
04) William N. Kelley, M.D.
To withhold authority to vote for an individual nominee, MARK “For All Except” and write the nominee’s number on the line below.

2. PROPOSAL TO APPROVE AN AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES THE COMPANY HAS AUTHORITY TO ISSUE TO 100,000,000.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO PROVIDE THE BOARD OF DIRECTORS WITH AUTHORITY TO AMEND THE COMPANY’S BYLAWS.

FOR	AGAINST	ABSTAIN
☐	☐	☐
4. APPROVE AN AMENDMENT TO OUR CERTIFICATE OF DESIGNATIONS OF SERIES 1 CONVERTIBLE PREFERRED STOCK TO PROVIDE FOR THE AUTOMATIC AND IMMEDIATE CONVERSION OF EACH SHARE OF SERIES 1 PREFERRED STOCK INTO 2.247 SHARES OF OUR COMMON STOCK.

FOR	AGAINST	ABSTAIN
☐	☐	☐
5. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐
6. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE RELATED PROXY STATEMENT.
Note: Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title, and if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

Signature:	Email:

Signature (Joint Owners):	Email:

Date:

Date:

Appendix A
CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
POLYMEDIX, INC.
     POLYMEDIX, INC., (the “Corporation”), a corporation organized and existing under of the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: That the board of directors of the Corporation (the “Board of Directors”), at a duly convened meeting of the Board of Directors, duly adopted a resolution declaring advisable the amendments of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate”), and submitted the same to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendments is as follows:
     RESOLVED, that the first sentence of Article FOURTH, be amended and restated in its entirety as follows:
“Fourth. The Corporation shall be authorized to issue 90,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”).”
     AND IT IS FURTHER RESOLVED, that a new Article TENTH be inserted as follows:
“Tenth. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized to make, amend, alter and repeal the Bylaws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation of the Corporation.
     SECOND: That the stockholders of the Corporation have duly approved the aforesaid amendment in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

Appendix B
CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF DESIGNATIONS
OF
POLYMEDIX, INC.
SERIES 1 CONVERTIBLE PREFERRED STOCK
     POLYMEDIX, INC., (the “Corporation”), a corporation organized and existing under of the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: That the board of directors of the Corporation (the “Board of Directors”), at a duly convened meeting of the Board of Directors, duly adopted a resolution declaring advisable the amendment the Corporation’s Certificate of Designations of Series 1 Convertible Preferred Stock (the “Certificate”), and submitted the same to the stockholders of the Corporation for approval, including a separate class vote of the holders of Series 1 Convertible Preferred Stock. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that Section 5(b)(i) of the Certificate, be amended and restated in its entirety as follows:
“(b)(i) Automatic. Notwithstanding anything contained herein to the contrary, upon the filing of this Amendment to this Certificate of Designations, each outstanding share of Series 1 Preferred Stock, if any, shall, without any action on the part of the holder thereof or the Corporation, be converted automatically into 2.247 shares of Common Stock plus, in the event the Corporation shall issue, prior to January 1, 2008, any Additional Stock (as defined in Section 5(e)(ii) below) without consideration or for a consideration per share less than $1.50 (as appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events), a number of shares of Common Stock equal to (A) the number of shares of Common Stock into which each such share of Series 1 Preferred Stock would have been convertible pursuant to Section 5(a) if such Additional Stock had been issued immediately prior to the filing of this Amendment minus (B) 2.
Such conversion shall be automatic, without need for any further action by the holders of shares of Series 1 Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series 1 Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection 5(d) below. Upon the conversion of the Series 1 Preferred Stock pursuant to this Subsection 5(b)(i), the Corporation shall promptly send written notice thereof, by registered or certified mail return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series 1 Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series 1 Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection 5(d) below.”
     SECOND: That the stockholders of the Corporation have duly approved the aforesaid amendment in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.